Exhibit 2.1

                            STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (the "AGREEMENT") is dated as of October 24, 2003 (the "EFFECTIVE DATE"), by and among Pegasus Solutions, Inc., a Delaware corporation (the "BUYER"), and each shareholder of Unirez, Inc. that signs this Agreement (each a "SHAREHOLDER" and collectively, the "SHAREHOLDERS").
                                    RECITALS
     A.     Each  Shareholder  owns  shares of Unirez, Inc., a Texas corporation
(including its subsidiaries and affiliates, "UNIREZ"), common stock, $.01 par value per share (the "COMMON STOCK").

     B. Each Shareholder wishes to sell to Buyer, and Buyer wishes to buy from each Shareholder, all of the shares (the "SHARES") of Unirez Common Stock he or she owns, on the terms and conditions set forth herein.

                                    AGREEMENT
     For and in consideration of the premises and of the mutual representations, warranties, covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:


                                    ARTICLE I
                          PURCHASE AND SALE OF SHARES

1.1 Purchase and Sale. On the first business day following the satisfaction or waiver of all closing conditions set forth herein as mutually agreed by the parties (the "Closing Date"), and upon the terms and subject to the conditions of this Agreement, Shareholder agrees to sell, assign, transfer, convey and deliver to the Buyer, and the Buyer agrees to purchase, the Shares for a total purchase price of $38,000,000 (if all 2,431 shares of Unirez are purchased) (the "Purchase Price"). If all Unirez shareholders execute this Agreement, then the parties agree that the Closing Date shall occur within 30 days of execution by all Shareholders below and Buyer, subject to the satisfaction or waiver of all closing conditions set forth herein. If the Closing Date and closing have not occurred within 75 days of the Effective Date, then this Agreement will terminate immediately, except for all of the provisions of Article V other than Sections 5.2 and 5.6, and except to the extent any party has rights due to a breach of this Agreement by another party. Subject to the provisions herein, each Shareholder will receive that amount across from his name on the table below in exchange for his Shares:
Name  of  Shareholder     Number  of  Shares  Sold     Total  Payment  to Holder
Rodney  Wise                         500                    $7,815,713.70
Dwight  W.  Hendrickson              500                    $7,815,713.70
William  St.  Angelo                 500                    $7,815,713.70
James  R.  Smith                     806                   $12,598,930.48
Robert  Bayless                      125                    $1,953,928.42
                                     ---                    -------------
Total                              2,431                   $38,000,000.00

The Purchase Price shall be paid by wire transfer, bank cashier's or company check.

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1.2     Payment  of  the  Purchase  Price.  Subject  to the terms and conditions contained herein, of the Purchase Price described in Section 1.1, $35,000,000 of the Purchase Price will be paid on the Closing Date (the "Closing Date Payment"), and $3,000,000 of the Purchase Price will be paid on the first anniversary of the Closing Date (as and if adjusted, the "Installment"). The Closing Date Payment and Installment amount will be paid on a pro-rata basis, based on the number of Shares sold by each Shareholder relative to the total number of issued and outstanding shares of Common Stock of Unirez.

1.3 Adjustment of Installment. The amount of the Installment will be subject to adjustment as explained in Section 4.1 of this Agreement and on Exhibit A to this Agreement. If less than 2,431 shares of Common Stock are purchased, then the adjustment will be made on a pro-rata basis, based on the number of Shares sold by each Shareholder relative to the total number of Shares purchased in accordance with this Agreement. The Installment shall also accrue interest from the Closing Date until the date such Installment is paid, if ever, equal to 6% per annum.

1.4 Allocation of Purchase Price. Seller and each Shareholder agree that the portion of the Purchase Price payable to each Shareholder that is consideration for the Non-Competition Agreement shall be as follows:

Rodney  Wise:  $100,000.00
Dwight  W.  Hendrickson:  $100,000.00
William  St.  Angelo:  $100,000.00
James  R.  Smith:  $100,000.00
Robert  Bayless:  $30,000.00

Buyer and Shareholder agree to prepare their respective Internal Revenue Service forms with respect to the sale of the Shares in a manner that is consistent with such purchase price allocation, and as otherwise required by Section 4.2(d).

                                   ARTICLE II
                                  THE CLOSING

2.1 Deliveries by Shareholder at the Closing. On the Closing Date and as part of the transactions contemplated hereby, each Shareholder shall deliver, or cause to be delivered, to Buyer:
(a) Stock Certificates. Certificates representing the Shares, duly endorsed in blank or accompanied by appropriate stock powers, in proper form for transfer, with all transfer taxes paid.
(b) Books and Records. Copies of the books, records, financial data and all other non-public information relating to Unirez possessed by Shareholder. Without limiting Shareholder's obligation to provide all such information as of the Closing Date, Shareholder shall provide all such information as soon as reasonably possible after the Effective Date.
(c) Consents and Approvals. Evidence of all authorizations, consents, approvals, waivers and releases, if any, necessary for Shareholder to consummate the transactions contemplated hereby, in form reasonably acceptable to Buyer.
(d) Non-Competition Agreement. A Non-Competition Agreement substantially in the form of Exhibit B attached hereto (the "Non-Competition Agreement"), executed by Shareholder.

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(e)     Representations  and  Warranties;  Performance  of  Obligations.  A
certificate signed by Shareholder certifying that (i) the representations and warranties of Shareholder set forth in this Agreement are true and correct as of and as if made on the Closing Date, and (ii) Shareholder has performed all obligations required to be performed by such Shareholder under this Agreement.
(f) Other Documents. Such other documents of any kind and such other matters as Buyer or its counsel may reasonably request.
2.2 Deliveries by Buyer at the Closing. On the Closing Date as part of the transactions contemplated hereby and subject to the terms and conditions herein, the Buyer shall deliver, or cause to be delivered, to Shareholder:
(a)     Purchase  Price.  The  Purchase  Price  in  accordance with the terms of
Article  I.
(b)     Non-Competition  Agreements.  The  Non-Competition Agreement executed by
Buyer.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Shareholder. Except as expressly set forth on the Disclosure Schedule attached hereto as Exhibit C (which such disclosure must reference and is limited to the specific representation or warranty to which such disclosure applies), each Shareholder represents and warrants, jointly and severally (except where expressly specified below to be severally and not jointly), to the best of his knowledge, to the Buyer as follows:
(a) Authority; Execution. Each Shareholder severally and not jointly represents and warrants that: (i) such Shareholder has all requisite power and authority to execute this Agreement and Ancillary Documents and to consummate the transactions contemplated hereby, and (ii) this Agreement and the Ancillary Documents have been duly executed and delivered by such Shareholder and constitutes the valid and binding obligation of such Shareholder enforceable in accordance with its terms.
(b)     Organization,  Authority  and  Qualification  of  Unirez.
(i) Unirez is a corporation validly existing and in good standing under the laws of the State of Texas with corporate power to own its properties and to conduct its businesses now conducted by it and is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or use of its assets requires such qualifications. Unirez has no subsidiaries, and Unirez holds no securities issued by any other corporation or other business organization. The Business (as defined below) is operated exclusively by Unirez.
(ii) Each Shareholder severally and not jointly represents and warrants that the execution and delivery of this Agreement and the other agreements, instruments and other documents contemplated hereby as being executed and/or delivered by the applicable party (as to each party, the "Ancillary Documents") and the consummation of the transactions contemplated by the Agreement and the Ancillary Documents will not:

(A) conflict with or violate any provision of the articles of incorporation or bylaws of Unirez (current copies of which shall be provided promptly after the Effective Date by Shareholder to Buyer) or any judgment, decree or order, of any Governmental Entity (as defined below) applicable to Unirez or Shareholder;

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(B)     violate any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other legally-binding requirement or regulation ("Law(s)") of any jurisdiction as such Law relates to Unirez, any Shareholder, the business operated by Unirez (the "Business") or any property or asset of Unirez;

(C) result in the creation of any lien, pledge, claim, charge, security interest or other encumbrance, option, defect or other rights of any third person of any nature whatsoever ("Liens") upon any of the Shares, Common Stock or any property of Unirez;

(D) result in a default (or grounds therefore), give rise to a right of termination, cancellation or acceleration or to loss of a benefit, or breach any prohibition or restriction on assignment or transfer under any contract or other agreement to which Unirez or any Shareholder is a party or by which Unirez or any Shareholder or any property of Unirez or any Shareholder (including the Shares) is bound, or any permit, concession, franchise, authorization or license relating to the Business; or

(E) require the consent, approval, order or authorization of, or the registration, declaration or filing with, any court, governmental or administrative agency, commission, authority, board, bureau or instrumentality, whether federal, state, local or foreign (a "Governmental Entity") or any individual, corporation, partnership, joint venture, trust, business association or other entity (hereinafter, a "Person" which term shall include a Governmental Entity).
(c)     Capitalization  of  Unirez.
(i) Unirez's authorized capital stock consists of 500,000 shares of common stock, $.01 par value per share, of which 2,431 shares are issued and outstanding. Each Shareholder severally and not jointly represents and warrants that all outstanding shares have been validly issued and are fully paid and nonassessable, and are owned by the Shareholders as set forth in Section 1.1. Shareholder will provide, promptly after the Effective Date, Buyer with a current copy of the Unirez stock ledger. There are no outstanding or authorized conversion or exchange rights, subscriptions, options, warrants, rights, contract, calls, puts or other arrangements, agreements or commitments obligating Unirez or, as represented severally and not jointly by each Shareholder, obligating such Shareholder, to issue, transfer, dispose of or acquire any shares of Unirez's capital stock or other securities. Each Shareholder severally and not jointly represents and warrants that there are no shareholder agreements, voting agreements or other agreements, written or oral, relating to any Common Stock or securities other than the Shareholder Agreement as in effect on the Effective Date, a copy of which will be provided by Shareholder promptly after the Effective Date (the "Shareholder Agreement").

(ii) Each Shareholder severally and not jointly represents and warrants that, with respect to his Shares as set forth in Section 1.1: (1) such Shareholder owns of record and beneficially and has good and marketable title to the Shares free and clear of any and all Liens, (2) Shareholder has the right to vote the Shares on any matters as to which any shares of Common Stock are entitled to be voted, free of any right of any other Person, and (3) upon completion of the transactions contemplated by this Agreement, Buyer will acquire good and marketable title to the Shares.

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(d)     Compliance  with  Applicable  Laws.  Unirez  has  complied  and  is  in compliance in all material respects with all Laws, permits, licenses, orders, ordinances or published regulations of any Governmental Entity. All material permits, licenses, franchises, trade association certifications, code, governmental approvals and authorizations or other arrangements that are necessary to conduct the business of Unirez as it is currently being conducted have been obtained and each is in full force and effect. Unirez has at all times conducted the business of Unirez in compliance in all material respects with the conditions and provisions of such permits, licenses, franchises, trade association certifications, code and governmental approvals and authorizations. Without limiting the foregoing, Unirez is and has always been in compliance with all applicable environmental Laws and labor Laws.

(e) Litigation. There are no pending or threatened, suits, actions, grievances or proceedings against or relating to Unirez, the Business or any property or asset of the Business. Each Shareholder severally and not jointly represents and warrants that there are no pending or threatened, suits, actions, grievances or proceedings against or relating to such Shareholder's Shares. There is no unsatisfied or outstanding judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator which (i) could adversely affect Unirez or the Business or (ii) seeks to enjoin or prohibit the consummation of the transactions contemplated by this Agreement.

(f) Title, Condition and Sufficiency of Properties. Unirez has good and valid title to all of its properties and assets (real or personal, tangible or intangible), free and clear of any Lien, except for Liens on equipment pursuant to the applicable lease for such equipment. All equipment, machinery, vehicles, supplies, tools and other tangible assets of Unirez have been properly maintained and are in good operating condition and repair (normal wear and tear excepted). The properties and assets of Unirez, including without limitation Intellectual Property (as defined below), constitute all of the properties, assets and goodwill necessary for the conduct of the Business by Unirez as historically conducted, as currently conducted and as reasonably contemplated to be conducted in the next year of operations. Unirez's hardware, software, other technologies and operations are sufficient in all material respects to sustain and service Unirez's projected growth through December 31, 2004.

(g) Intellectual Property. Unirez owns and has good, valid and exclusive title to, and has the unrestricted right to license and use, each item of Unirez's Intellectual Property used in the Business, free and clear of any Lien. "Intellectual Property" means any and all software and other technology, as well as any and all copyrights, patents, trademarks, trade secrets and other intellectual property rights. With respect to any Intellectual Property used in the Business that is not owned exclusively by Unirez, Unirez has the right to use such Intellectual Property in the conduct of the Business by Unirez as historically conducted, as currently conducted and as reasonably contemplated to be conducted in the next year of operations. All necessary registration, maintenance and renewal fees in connection with such Intellectual Property have been made and all necessary documents and certificates in connection with such Intellectual Property have been filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be. No person has any rights to use any of Unirez's Intellectual Property. The operation of the Business, taken as a whole, as such business currently is conducted, or as reasonably contemplated to be conducted, has not, does not and will not infringe or misappropriate the Intellectual Property of any other person. No Person has or is infringing or misappropriating any Intellectual Property of Unirez.

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(h)     Insurance.  All  casualty,  liability,  business  interruption and other insurance policies and fidelity bonds held by Unirez are of the types and in the amounts of coverage at least as great as is customary for businesses of similar size to Unirez in the industry of Unirez. All such policies and bonds are in full force and effect and there is no threat by any of the insurers to terminate, or increase the premiums payable under any of such policies or bonds. Unirez is in compliance in all material respects with the conditions contained in such policies and bonds.

(i)     Contracts.

(i) Each contract between Unirez and any other party (a "Contract") is a legal, valid and binding obligation of the parties thereto and is in full force and effect, and will continue in full force and effect following the transactions contemplated by this Agreement, in each case and without resulting in a default (with or without notice or lapse of time or both), giving rise to a right of termination, cancellation or acceleration or to loss of a benefit or breaching any prohibition or restriction on assignment or transfer. The rights under the Contracts are sufficient for the continued conduct of Unirez's Business after the date hereof in substantially the same manner as conducted prior to the date hereof. Unirez has performed in all material respects all obligations required to be performed by it to date under the Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. Each of the parties to the Contracts other than Unirez has performed all obligations required to be performed by such party to date under the Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. No defenses, offsets or counterclaims to any Contract have been asserted or may be made by any party thereto other than Unirez, and Unirez has not waived any rights under any Contract. Shareholder does not know, and has not received any notice of the intention of any party to cancel, discontinue, fail to renew or replace or otherwise terminate any Contract, except for the Unirez Contracts with Innpoint, Inc. and Lee's Inn, Inc., which have each given notice of its intent to terminate effective November 2003. Unirez is not a party to and is not bound by any provision of any Contract which materially adversely affects or could reasonably be foreseeable to materially and adversely affect the operations, earnings, assets, properties or Business of Unirez or the prospects of Unirez, financial or otherwise.
(ii) Unirez is not party to any agreement, understanding or other arrangement with respect to any of the following:
(A) employee collective bargaining Contracts and other Contracts with any labor union, including any past practice determinations or arbitration award;
(B) covenants not to compete and Contracts that restrict or limit in any respect the ability of Unirez to compete in any line of business or with any Person in any area;
(C) Contracts granting to any Person a power of attorney or other right to act on behalf of Unirez;
(D) Contracts under which Unirez is a lessor or sublessor of, or makes available for use by any third party, (i) any real property owned or leased by Unirez, or any portion of premises otherwise occupied by Unirez, or (ii) any material personal property owned or leased by Unirez.

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(E)     Contracts  under which Unirez has borrowed or loaned any money or issued or received any note, bond, indenture or other evidence of indebtedness or directly or indirectly guaranteed any indebtedness, liability or obligation of any third party;

(F) Contracts under which any other Person has directly or indirectly guaranteed any indebtedness, liability or obligation of Unirez, or letter of credit issued to guarantee any obligation of Unirez, or any vendor or customer of Unirez;

(G)     joint  venture  or  similar  Contracts;

(H) Contracts that provide that the terms and conditions that would otherwise govern the relationship of the parties thereto will be altered upon a change of control of Unirez; or

(I)     Contracts  providing  for  the  indemnification by Unirez of any Person.

(j) Customers. Except in the ordinary course of business consistent with customary and usual practices in Unirez's industry, no customer of Unirez has refused to honor any of its commitments to purchase products or services provided by Unirez or has provided Unirez with any indication of dissatisfaction with any of Unirez's products or services for the three year period preceding the date hereof. None of Unirez's customers are agencies or instrumentalities of any government and Unirez has no maintenance or service agreements or open order invoices with any agency or instrumentality of any government.

(k) Accounts Receivable. All accounts receivable and notes receivable of Unirez are legal, valid and binding obligations of the obligors, have arisen from bona fide transactions in the ordinary course of business consistent with past practice and are current and collectible, net of any reserves reflected on the balance sheet (which reserves have been determined in accordance with GAAP consistent with past practice). Since the date of the Financial Statements, Unirez has not (i) written off, cancelled, committed or become obligated to cancel or write off any accounts receivable or notes receivable; (ii) disposed of or transferred any accounts receivable or notes receivable; or (iii) collected, acquired or permitted to be created any accounts receivable or notes receivable except in the ordinary course of its business consistent with past practice.

(l) Tax Matters. Unirez has duly and timely filed all Tax (defined below) returns and reports required to be filed by it and all such returns and reports are true, correct and complete. Unirez has paid all Taxes due and payable pursuant to such returns and reports. Unirez has adequately accrued (as reflected in the Financial Statements) for all Taxes that are not yet due and payable but are attributable to the operation of Unirez prior to and through the Closing Date. Unirez has withheld or collected all Taxes required to be withheld or collected from any payment to an employee, independent contractor or other person and Unirez has paid the same to the proper Tax receiving officers or authorized depositories. Unirez has made a valid election to be treated as an S corporation under Section 1362 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and has qualified as an S corporation under Section 1362 of the Code since such election. No action or proceeding for the assessment or collection of any Taxes is pending or threatened against Unirez. No deficiency, assessment or other formal claim for any Taxes has been asserted or made against Unirez that has not been fully paid or finally settled. No issue has been formally raised by any taxing authority in connection with an audit or examination of any return of Taxes. "Tax" or "Taxes" shall mean all taxes, charges, fees, levies or other assessments, and any interest, additions and penalties thereon. Shareholder is not a "foreign person" for purposes of establishing that withholding under Section 1445 of the Code is not required.

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(m)     Financial Statements.  The Shareholders shall deliver promptly after the
Effective Date to Buyer the audited balance sheets of Unirez as of December 31, 2002, and for the year then ended, and the related income and cash flow statements for such period, and the unaudited balance sheet of Unirez as of December 31, 2000 and December 31, 2001 and the year to date balance sheet of Unirez as of July 31, 2003, August 31, 2003 and the most recent month available, and the related income and cash flow statements for such periods (collectively, the "Financial Statements"). The Financial Statements are true, correct and complete, present fairly in all material respects the financial position and results of operations of Unirez as of the indicated dates and for the indicated periods and, except for the Financial Statements for the periods ending December 31, 2000 and 2001, have been prepared in accordance with GAAP, applied on a consistent basis. Except (i) to the extent (and not in excess of the amounts) reflected in the most recent Financial Statements or expressly in the Disclosure Schedule and (ii) current liabilities incurred in the ordinary course of business, consistent with past practice, as of the Effective Date Unirez has no liabilities, debts or obligations of any nature or kind (absolute, accrued, contingent or otherwise), including, without limitation, Taxes payable, deferred Taxes and interest accrued since the most recent Financial Statements required to be reflected in the Financial Statements (or the notes thereto) in accordance with GAAPEach Shareholder agrees to use his best efforts to cause Unirez to permit Buyer to conduct an audit of Unirez for the years ending December 31, 2000 and 2001, and to cause Unirez and its auditors to cooperate with Buyer and its respective agents in connection with such audit process. However, completion of audited financial statements for Unirez for 2000 and 2001 as discussed above will not be a condition to closing and may be completed after the Closing Date.

(n) Absence of Certain Changes or Events. There has not been any material change in the assets, liabilities, business, financial conditions, operations, results of operations or business prospects of Unirez since July 31, 2003 and Unirez has conducted its business in the ordinary and usual course consistent with past practice. Without limiting the generality of the foregoing, since July 31, 2003:
(i) Unirez has not sold, transferred or otherwise disposed of, or suffered the imposition of any Lien on, any of its assets, other than sales of inventory for fair value in the ordinary course of business consistent with past practice;
(ii) Unirez has not suffered damage, destruction or loss, whether covered by insurance or not, to any of its assets;
(iii) Unirez has not entered into or otherwise become a party to any transaction, commitment, dispute or other event or condition of any character (whether or not in the ordinary course of business) that, individually or in the aggregate, has had, or which in the future could reasonably be foreseeable to have, an adverse effect on the Business or the condition or results of operations of Unirez;
(iv) Unirez has not changed its method of accounting with respect to the Business;
(v) Unirez has not issued or sold any capital stock, notes, options, warrants, swaps, derivatives or other securities, entered into any agreements with respect to the foregoing, or declared or issued any dividends or distributions not in the ordinary course of Unirez consistent with past practice with respect to the foregoing, provided that such restriction shall not prevent Unirez from making a final distribution which is consistent with the terms of this Agreement;

(vi) Unirez has not entered into any agreements or arrangements with any other person or third party that could result in a liability to Unirez not in the ordinary course of business consistent with past practice of Unirez;
(vii) Unirez has not made or undertaken, or otherwise committed to make or to undertake, any material capital expenditures or other material obligations in connection with the Business; and
(viii) There has not occurred, nor has there been any condition, event, circumstance, change or effect that could result in a material adverse effect on the business, condition (financial or otherwise), results of operations, stockholders' equity, properties or prospects (except as a result of general economic conditions) of Unirez, the long-term debt or capital stock of Unirez or the consummation of any of the transactions contemplated by this Agreement (a "Material Adverse Effect").

(o) Related Party Agreements. Except for the Shareholder Agreement, copies of which will be provided promptly after the Effective Date by Shareholder to Buyer, no current or former director, executive officer or stockholder of Unirez or any affiliate or associate of any of the foregoing (i) is a party to any contract, agreement, arrangement or other commitment to which Unirez is a party or by or to which any of its properties or assets is bound or subject, or (ii) has, directly or indirectly, any material interest (financial or otherwise) in any agreement, arrangement, contract or other commitment, property or asset (real or personal), tangible or intangible, owned by, used in or pertaining to the business, ownership or management of Unirez.

(p) Real Property. Unirez is the sole lessee under every lease to which it is a party and is in possession of the premises purported to be leased under such leases, and each such lease is legal, valid and binding without any default under such lease by Unirez or by the lessor.

(q) Brokers. No agent, broker, finder, investment banker, financial advisor or other Person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement on the basis of any agreement, act or statement made by Unirez or Shareholder.

(r) Disclosure. Each Shareholder severally and not jointly represents and warrants that all information furnished or caused to be furnished by such Shareholder to the Buyer in connection with the transactions contemplated by this Agreement is accurate in all material respects. Shareholder represents and warrants there is no material fact or circumstance of adverse significance to Unirez or its operations which is not disclosed in this Agreement.

(s)     Employees  and  Benefits.

(i) Except as set forth on the Disclosure Schedule, neither Unirez nor any ERISA Affiliate (defined below) have any plans, contracts, agreements, arrangements, commitments and programs relating to employment bonuses, vacations, sick leave and pay, health and accident insurance, pensions, profit sharing, retirement welfare, stock options, stock purchases, stock ownership, savings, severance, incentives, deferred compensation or other employee compensation or benefits, including any "employee benefit plan" as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively the "Benefit Plans"). "ERISA Affiliate" means any entity under common control with Unirez within the meaning of Code Section 414(b), (c), (m) or (o).

(ii) Unirez is in material compliance with the terms of all the Benefit Plans and all the Benefit Plans materially comply with all applicable requirements, as the case may be, of the Code, and ERISA, including minimum funding standards. No further contributions are owed by Unirez with respect to the Benefit Plans, any interest of Shareholder in the Benefit Plans or in any other plan, contract or agreement and the Shareholder hereby consents to the termination of such Benefit Plans. Unirez is not obligated to grant any increases in the salaries of, is not obligated to pay any bonus or similar payment to, any employee of Unirez and may terminate all Benefit Plans on or prior to the date hereof without any liability.
(iii) No Benefit Plan is, or has been, subject to Title IV of ERISA. No Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of Unirez or any ERISA Affiliate beyond their retirement or other termination of service (other than coverage mandated by applicable Laws), and neither Unirez nor any ERISA Affiliate has any binding obligation to provide any employee or group of employees with any such benefits upon their retirement or termination of employment.
(iv) Neither Unirez nor any Shareholder is (or will be) obligated to make any payment or transfer, accelerate any payment or transfer, or otherwise provide any benefit that would constitute an "excess parachute payment" under Code Section 280G.

                                   ARTICLE IV
                         COVENANTS & CLOSING CONDITIONS

4.1 Indemnification. Each party will defend, indemnify and hold the other parties (including affiliates and respective officers, directors, agents, representatives, controlling persons, and stockholders) harmless from and pay any and all damages and expenses, directly or indirectly, resulting from, relating to, arising out of, or attributable to any one of the following: (a) any breach of any representation or warranty of such party as if such representation or warranty were made on and as of the Closing Date; or (b) any breach of any covenant or obligation of such party in this Agreement; provided that notice for any such indemnification claim is given no later than two years from the Closing Date. Each Shareholder also agrees, jointly and severally, to defend, indemnify and hold harmless Buyer (including affiliates and respective officers, directors, agents, representatives, controlling persons, and stockholders) from any loss, liability, claim, damage or expense (including without limitation reasonable legal fees and expenses), as incurred, directly or indirectly, resulting from, relating to, arising out of, or attributable to the conduct of Unirez's business on or prior to the Closing Date that is not disclosed in writing to Buyer prior to the closing, reflected on its Financial Statements, or incurred since the date of the Financial Statements in the ordinary course of business consistent with past practice; provided that notice for any such indemnification claim is given no later than two years from the Closing Date. Each Shareholder also agrees, jointly and severally, to defend, indemnify and hold harmless Buyer (including affiliates and respective officers, directors, agents, representatives, controlling persons, and stockholders) from any loss, liability, claim, damage or expense (including without limitation reasonable legal fees and expenses), as incurred, directly or indirectly, resulting from, relating to, arising out of, or attributable to any and all liability for Taxes of Unirez or with respect to Unirez's business on or prior to the Closing Date, other than Taxes of Unirez resulting from making the Election described in Section 4.2 of this Agreement (including without limitation any Tax imposed on "built-in" gains within the meaning of Section 1374 of the Code or similar provision), and other than as reflected on its Financial Statements, or incurred since the date of the Financial Statements in the ordinary course of business consistent with past practice. Buyer agrees to defend, indemnify and hold harmless the Shareholders from any loss, liability, claim, damage or expense (including without limitation reasonable legal fees and expenses), as incurred, directly or indirectly, resulting from, relating to, arising out of, or attributable to the Conversion (as defined in Section 4.2(e) below). Buyer has the right to offset any amounts due under this provision against the Installment described in Section 1.2. Any obligation of the Shareholders to make payment under this section will continue even if there is no amount of the Installment for the indemnification payment to be offset against. Each Shareholder's liability under this section is limited to (y) a pro rata amount of any such damages and expenses, based on the number of Shares sold by such Shareholder relative to the total number of Shares purchased in accordance with this Agreement, except to the extent that such claim is based on a several and not joint representation, in which case any non-breaching Shareholder shall have no liability, and (z) an aggregate amount not to exceed $3,000,000 for all Shareholders, provided however, that such aggregate amount limitation will not apply to claims relating to Sections 3.1(a), 3.1(b), 3.1(c), 3.1(g), or 3.1(l) or claims arising out of fraud or willful misconduct of a Shareholder. Buyer's aggregate liability under this section with respect to all indemnities is limited to the amount of any unpaid portion of Purchase Price, except with respect to liabilities attributable to the Election and the Conversion (as defined in Sections 4.2(d) and (e) below). The parties agree to use best efforts to provide reasonable advance notice of any dispute, claim or settlement for which indemnification is intended to be sought. No indemnification claim can be settled without the consent of the party hereto subject to such indemnification obligation, such consent not to be unreasonably withheld.

4.2     Cooperation; Audit Fees; D&O Insurance; 338(h)(10) Election; Conversion.

(a) From the Effective Date until such date after the Closing Date that Buyer gains effective control of the board of directors and management of Unirez, each Shareholder agrees: (i) not to take any action that may interfere with Buyer's efforts to control the board and management of Unirez; (ii) to use his best efforts to prevent any actions by Unirez not in the ordinary course of business of Unirez consistent with past practice or otherwise intended to prevent or encumber Buyer's efforts to obtain majority ownership of Unirez, or to control the board and management of Unirez; and (iii) to use his best efforts to allow Buyer to have access to the books and records of Unirez. From the Closing Date until such date that Buyer gains effective control of the board of directors and management of Unirez, each Shareholder agrees to actively cooperate with all reasonable requests of Buyer in its attempts to control the board and management of Unirez, including without limitation providing notices to other Unirez-related parties and resigning from the board upon request of Buyer.
(b) Buyer shall pay all reasonable and necessary fees and expenses incurred in connection with the audits of Unirez conducted pursuant to Section 3.1(m) for the periods ending December 31, 2000 and 2001.
(c) Buyer agrees not to terminate the current directors' and officers' insurance policy of Unirez before expiration of the coverage for which all premiums and amounts have been paid as of and as reflected in the most recent Financial Statements, or to take action to amend such policy to terminate coverage of any Shareholder that is a beneficiary of such policy before such expiration.
(d) The Shareholders and Buyer shall jointly make an election under Section 338(h)(10) of the Code and any comparable provision of state or local law (the "Election") with respect to the purchase and sale of the Shares of Unirez in accordance with applicable Tax laws and as set forth herein and shall cooperate with each other to take all actions necessary and appropriate as may be required to effect and preserve such Election. Without limiting the generality of the foregoing, upon the Closing Date, all Shareholders shall execute and deliver to Buyer an executed Form 8023 (and any similar forms required under state or local tax law). After the Closing Date, Buyer shall prepare on a reasonable basis consistent with applicable U.S. Treasury regulations and deliver to the Shareholders a schedule allocating the Purchase Price plus the liabilities of Unirez among the assets of Unirez in connection with the Election. The Shareholders and Buyer hereby agree that such allocation shall be conclusive and binding on each of them (and their respective affiliates) for all tax purposes and that they will not take nor permit their affiliates to take any position inconsistent with such allocation unless otherwise required by law. In connection with the Election, Buyer shall be obligated to pay prior to the time such taxes are due to the Shareholders an amount equal to all Taxes that are imposed on or incurred by the Shareholders which exceed those Taxes which the Shareholders would have incurred from the sales of the Shares if the Election had not been made (the "Section 338 Cost"). The Section 338 Cost shall be equal to the sum of (i) the increased Tax liability of the Shareholders resulting from the deemed sale of assets for Tax purposes as contemplated by the Election as opposed to the sale of the Shares as if such Election had not been made, and
(ii) the increased Tax liability of Shareholders as a result of their receipt of the amounts described in (i) and (ii). Shareholders shall provide Buyer with reasonably detailed information that will allow Buyer to estimate or confirm the
Section 338 Cost, and, upon the request of Buyer, reasonable access to additional information and records of Unirez and the Shareholders that will allow Buyer to estimate or confirm the Section 338 Cost.

(e) Upon the request and at the expense of Buyer, the Shareholders will take all necessary actions to convert Unirez immediately prior to the closing of the transactions contemplated hereby into a limited liability partnership organized under the laws of the State of Delaware (or other entity acceptable to Buyer) (the "Conversion"). The Conversion will be effected by a conversion or by such other form of transaction as may be available under applicable law. In connection with the Conversion, the partnership interests or other equity interests in the converted entity (the "Units") will possess characteristics no less favorable than the characteristics of each Shareholder's Shares immediately prior to the Conversion and Unirez shall maintain its status as an S corporation for federal income tax purposes. If such Conversion occurs, then for purposes of this Agreement (a) all references to Unirez in this Agreement shall be deemed to refer to the entity resulting from the conversion of Unirez as described in this Section, as well as its predecessor corporation; (b) all references to Shares or shares of Common Stock in this Agreement shall be deemed to be references to the Units of the new entity and (c) any references, including representations and warranties, to Unirez as a corporation incorporated under the laws of the State of Texas will be deemed to be a reference to Unirez as a limited liability partnership organized under the laws of the State of Delaware (or other entity acceptable to Buyer, as described above).

4.3 Advice of Changes. From the Effective Date until such date after the Closing Date that Buyer gains effective control of the board of directors and management of Unirez, each Shareholder will promptly advise Buyer in writing of any fact which, if existing or known on the Effective Date, would have been required to be disclosed pursuant to this Agreement, could make untrue any representation or warranty herein (as if such representation were made by Unirez or Shareholder), could make any obligation or condition herein impossible or economically unreasonable to fulfill, or which would represent a material fact the disclosure of which would be relevant to Buyer.

4.4 Conduct of the Business Prior to the Closing. Except as Buyer may otherwise consent in writing prior to the Closing Date, neither any Shareholder nor Unirez will enter into any transaction, take any action or fail to take any action which would result in, or could reasonably be expected to result in or cause, any of the representations and warranties herein not to be true as of and as if made on the Closing Date. In addition, each Shareholder will use his best efforts to prevent Unirez's shareholders, directors and management from taking (or failing to take, as appropriate) any actions that (a) are not in the ordinary course of business of Unirez consistent with past practice, (b) would render untrue any representation or warranty herein (as if such representation were made by Unirez and Shareholder on and as of the Closing Date), (c) could make any obligation or condition herein impossible or economically unreasonable to fulfill for Buyer, (d) could otherwise reasonably be expected to adversely affect the interests of Buyer, or (e) result in the destruction of books or records or Unirez, (f) would result in a liability on the balance sheet dated as of the Closing Date that was not reflected on the balance sheet dated August 31, 2003, or would change the amount of a liability on the balance sheet dated as of the Closing Date from the amount reflected for that same liability on the balance sheet dated August 31, 2003, other than changes that were incurred in the ordinary course of business.

4.5 Closing Date Financial Position. As of the Closing Date, Unirez will have: (a) cash in the amount of at least $1,000,000; and (b) current accounts receivable that are at least $1,250,000 in excess of all payables.

4.6 No Other Bids. Each Shareholder will not, and will not permit any investment banker, attorney, accountant or other representative retained by Shareholder to, solicit, encourage, furnish information, or take any other action to agree to endorse or otherwise facilitate any inquiries or the making of any proposal which constitutes, or reasonably may be expected to lead to, any proposal for a merger or other business combination involving Unirez or any proposal to acquire in any manner any of the shares of Common Stock or assets of Unirez, except for the transactions contemplated by this Agreement and sales of Unirez's assets in the ordinary course of business.

4.7 Completion of Due Diligence. From and after the Effective Date, Shareholder will use best efforts to provide and cause Unirez to provide full and complete access to all information relevant to Unirez. Buyer will complete its due diligence investigation of Unirez within 16 calendar days of the Effective Date, subject to the cooperation of Shareholders as required herein.

4.8 Conditions Precedent to Obligations of Buyer. Buyer's obligations on the Closing Date are subject to the satisfaction of each condition below.

(a) Accuracy of Representations and Warranties; Performance of Obligations. The representations and warranties of Shareholder set forth in this Agreement are true and correct as of and as if made on the Closing Date and Effective Date. Shareholder has performed all obligations required to be performed by such Shareholder under this Agreement.

(b) No Adverse Changes. Since the Effective Date, there must not have been any event, series of events or lack of occurrence thereof that could reasonably be expected to result in a Material Adverse Effect, which includes without limitation any actions not in the ordinary course of business of Unirez consistent with past practice (except as contemplated by this Agreement), pending or threatened litigation, adverse actions by a Governmental Entity, or material terrorism, war, fire, flood or other "acts of God".

(c) Consents & Approvals. Shareholder shall have received all authorizations, consents, approvals, waivers and releases, if any, necessary for Shareholder to consummate the transactions contemplated hereby. Such approvals include but are not limited to a termination of the Shareholder Agreement.

(d) Due Diligence; Board Approval. Buyer has satisfactorily completed (as determined in the sole discretion of Buyer) all their due diligence with respect to the Common Stock, Unirez and the Business. Buyer shall have obtained approval for the transactions contemplated herein by its board of directors, which may be granted or withheld in accordance with such directors' discretion and fiduciary duties.

(e) 100% of Common Stock. Buyer shall have the right to obtain 100% of the issued and outstanding Common Stock of Unirez as of the Closing Date.

4.9 Termination of Shareholder Agreement. Effective upon and as of the Closing Date, the Shareholders hereby terminate the Shareholder Agreement.

                                    ARTICLE V
                               GENERAL PROVISIONS

5.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by overnight courier or facsimile with proof of delivery or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)     if  to  the  Buyer,  to:     Pegasus  Solutions,  Inc.
                                     8350  North  Central  Expressway
                                     Campbell  Center  I,  Suite  1900
                                     Dallas,  Texas  75206
                                     Attn:     Ric  L.  Floyd;
                                                 Facsimile:  (214) 234-4054; and
                                               Bill  Nicholson;
                                                 Facsimile:  (214)  234-4028

(b)     if to Shareholder, to the address listed on the attached signature page.

Any notice that is delivered personally or by overnight courier or facsimile in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon delivery to their address as provided herein. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail.

5.2 Survival. Except as otherwise specified in a provision hereof, the provisions of this Agreement shall remain in full force and effect notwithstanding the closing provided for in this Agreement, provided that the representations and warranties under Sections 3.1(d), 3.1(e), 3.1(f) , 3.1(g), 3.1(h), 3.1(i), 3.1(j), 3.1(k), 3.1(m), 3.1(n), 3.1(o), 3.1(p), 3.1(q), 3.1(r)
and  3.1(s)  shall survive only for a period of two years from the Closing Date.

5.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, which such delivery may be by facsimile.

5.4 Entire Agreement: No Third Party Beneficiaries. This Agreement, including the documents and instruments referred to herein (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof;
(b) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, and no party has relied on any representation, arrangement, understanding or agreement (whether written or oral) not expressly set out or referred to in this Agreement.

5.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING THE CONFLICTS OF LAW OR CHOICE OF LAW PROVISIONS THEREOF.

5.6 Release. Effective as of the Closing Date, each Shareholder, on behalf of such Shareholder and each of its heirs, representative, successors, and assigns (each a "Releasor"), hereby releases and forever discharges Buyer, the other Shareholders that are party to this Agreement and Unirez and each of their respective officers, directors, employees, agents, stockholders, controlling persons, representatives, affiliates, successors and assigns (each a "Releasee") from any and all actions or liabilities whatsoever, which a Releasor may have against the respective Releasees arising prior to or as of the Closing Date, or arising in connection with matters contemplated by this Agreement, including without limitation any rights to indemnification or reimbursement from Unirez; provided however (a) that nothing contained herein will operate to release any obligation of Buyer or any Shareholder under the Agreement, and (b) that such release will terminate entirely if the Closing Date and closing does not occur within 75 days of the Effective Date. Shareholder irrevocably covenants to refrain from commencing or causing to be commenced any legal cause of action of any kind against any Releasee, based on any matter purported to be released hereby. Without limiting the generality of the foregoing, effective as of the Closing Date, all the parties to this Agreement specifically release Shareholder Smith from any usury claim that Unirez may now or hereafter allege against Shareholder Smith in connection with Shareholder Smith's $200,000 loan to Unirez (the principal and interest for which have been repaid in full) on September 13, 2000 and the concurrent issuance of 306 shares of Common Stock by Unirez to Shareholder Smith.

5.7 Publicity. Shareholder shall not (i) issue or cause the publication of any press release or other public announcement, or (ii) otherwise disclose to third parties, this Agreement, its terms or the transactions contemplated by this Agreement without the consent of Buyer.

5.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that the Buyer may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any affiliate or any direct or indirect wholly-owned subsidiary of the Buyer. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

5.9 Severability. If any provision of this Agreement, or any portion of any provision hereof, shall be deemed invalid or unenforceable pursuant to a final determination of any court of competent jurisdiction or as a result of future legislative action, such determination or action shall be construed so as not to affect the validity or enforceability of any other portion hereof and the provision deemed invalid or unenforceable shall be enforced to the greatest extent permitted by law.

5.10 Amendment. This Agreement may be amended only by a written instrument duly signed by each of the parties hereto.

5.11 Waiver. Any of the terms, covenants, representations, warranties or conditions of this Agreement may be waived only by a written instrument signed by the party to this Agreement waiving compliance. No waiver by any party to this Agreement of any condition or breach of any term, covenant, representation, or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation or warranty set forth in this Agreement.

5.12 Time is of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

5.13 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

5.14 Further Assurances. From and after the Closing Date, each Shareholder will take all action as may be necessary or appropriate in order to carry out the purposes of this Agreement and to vest Buyer with full title to all of the Shares purchased in accordance with this Agreement.

5.15 Specific Performance. Each party to this Agreement acknowledges that money damages would be both difficult to calculate and would provide an insufficient remedy for any breach of this Agreement by any party and that any breach would cause the other party hereto irreparable harm. Accordingly, each party to this Agreement also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, the other parties to this Agreement are entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance.

5.16 Confidentiality. Except as provided herein, no party hereto or their respective affiliates, employees, agents, and representatives will disclose to any third party any confidential information concerning the business or affairs of Buyer, Shareholder or Unirez ("Confidential Information") that it may have acquired from such party in the course of pursuing the transactions contemplated herein or in a fiduciary capacity without the prior written consent of the Buyer, Shareholder or Unirez, as the case may be; provided, however, any party may disclose any such Confidential Information as follows: (a) to such party's affiliates and its or its affiliates' employees, lenders, counsel, or accountants, for whose actions the applicable party will be responsible; (b) to comply with any applicable law or order, provided that the party making the disclosure notifies the other party of any action of which it is aware which may result in disclosure; (c) to the extent that the Confidential Information is or becomes generally available to the public through no fault of the party or its affiliates making such disclosure; and (d) to the extent that the same information becomes available (on a non-confidential basis) to the disclosing party from another source that, to the knowledge of the disclosing party, has no confidentiality obligation regarding such information. As of the Closing Date, each Shareholder waives any cause of action arising out of access of Buyer or its representatives to Confidential Information relating to Unirez. Notwithstanding the foregoing, Buyer may make such public disclosure of with respect to this Agreement as may be required by securities laws (as determined in the sole discretion of Buyer), provided that Buyer will use commercially reasonable efforts to provide Shareholders with prior notice of any public announcement prior to the Closing Date. Each party hereto is aware, and Shareholders will advise each representative of Unirez who is informed of the matters herein, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase, sell or hold such securities in reliance upon such information. Notwithstanding anything to the contrary herein, such confidentiality obligations shall not apply to the "tax treatment or tax structure" (as that phrase is used in Section 1.6011-4(b)(3) (or any successor provision) of the U.S. Treasury regulations) of the transactions contemplated by this Agreement, provided however that the confidentiality obligations nevertheless shall apply at a given time to any and all items of information not required to be freely disclosable at such time in order for the transactions hereunder not to be treated as "offered under conditions of confidentiality" within the meaning of the relevant U.S. Treasury regulations.

5.17 Consistent Provisions. Buyer represents that the substantive terms of this Agreement are intended to be applicable to all Shareholders listed in
Section 1.1. Buyer agrees that it will not make any material amendments or concessions with respect to the purchase of Shares from any Shareholder that are more favorable to such Shareholder than the provisions of this Agreement without the consent of each other Shareholder party to this Agreement.

5.18 Expenses. All expenses incurred in connection with the preparation and negotiation of this Agreement, and the consummation of the transactions contemplated hereby, shall be paid by the party to the Agreement incurring such expense.



                            [Signature page follows]

IN WITNESS WHEREOF, Buyer has caused this Agreement to be signed by their duly authorized respective officers, and Shareholder has signed this Agreement, all as of the Effective Date.
                                        BUYER:

                            PEGASUS  SOLUTIONS,  INC.,  a  Delaware  corporation

                            By:     /s/  John F..Davis, III
                                 Name:   John F. Davis, III
                                 Title:  Chief Executive Officer

WITNESS:                       SHAREHOLDER:

                               /s/ Robert N. Bayless
Print  Name:_______________    Print  Name: Robert N. Bayless
                               Address:  __________________
Print  Name:_______________              __________________


WITNESS:                       [Consent  of  Spouse]

___________________________    ____________________________
Print  Name:_______________    Print  Name:________________
Print  Name:_______________

WITNESS:                       SHAREHOLDER:

___________________________    /s/ William St. Angelo
Print  Name:_______________    Print  Name: William St. Angelo
                               Address:____________________
Print  Name:_______________            ____________________
                                       ____________________


WITNESS:                       [Consent  of  Spouse]

___________________________    /s/ Conni St. Angelo
Print  Name:_______________    Print  Name: Conni St. Angelo
Print  Name:_______________

WITNESS:                       SHAREHOLDER:

___________________________    /s/ James R. Smith
Print  Name:_______________    Print  Name: James R. Smith
                               Address:____________________
Print  Name:_______________            ____________________
                                       ____________________


WITNESS:                       [Consent  of  Spouse]

___________________________    /s/ Deborah A. Smith
Print  Name:_______________    Print  Name: Deborah A. Smith
Print  Name:_______________


WITNESS:                       SHAREHOLDER:

___________________________    /s/ Rodney B. Wise
Print  Name:_______________    Print  Name: Rodney B. Wise
                               Address:____________________
Print  Name:_______________            ____________________
                                       ____________________


WITNESS:                       [Consent  of  Spouse]

___________________________    /s/ Marsha Wise
Print  Name:_______________    Print  Name: Marsha Wise
Print  Name:_______________

WITNESS:                       SHAREHOLDER:

___________________________    /s/ Dwight Hendrickson
Print  Name:_______________    Name: Dwight Hendrickson
                               Address:____________________
Print  Name:_______________            ____________________
                                       ____________________


WITNESS:                       [Consent  of  Spouse]

___________________________    /s/ Cristiane Hendrickson
Print  Name:_______________    Name: Cristiane Hendrickson
Print  Name:_______________

                                    Exhibit A

Adjustment  of  Installment

(a) Within forty-five (45) days following the Closing Date, Buyer will cause Unirez to prepare in accordance with GAAP and deliver to the Shareholders (i) a Balance Sheet, dated as of the Closing Date, certified by an officer of Buyer as having been prepared in accordance with this Exhibit A, and (ii) a statement (such statement, together with the Balance Sheet dated as of the Closing Date, being referred to as the "Closing Statement") setting forth the Net Worth and the adjustment amount determined in accordance with Section (d) below. The Closing Statement will include in reasonable detail the calculation of the Net Worth in accordance with Section (d) below.

(b) If the Shareholders disagree with all or part of the Closing Statement, they may, within ten (10) business days after receipt of the Closing Statement, deliver a written notice to Buyer setting forth their disagreement. This notice of disagreement must specify in reasonable detail those items or amounts as to which the Shareholders disagree and the basis of the disagreement. If no notice of disagreement is timely delivered, the Closing Statement will be final, conclusive and binding on the parties hereto.

(c) If a notice of disagreement is timely delivered by the Shareholders pursuant to Section (b) above, the parties will, during the ten (10) business days following delivery, use their reasonable best efforts to reach agreement on the disputed items. If an agreement is reached, the Closing Statement, as so agreed, will be final and binding on the parties hereto. If the parties are unable to reach agreement, KPMG or another nationally recognized "Big Four" accounting firm on which the parties mutually agree (the "Reviewing Accountants") will be retained to resolve the dispute. The Reviewing Accountants will address only those items or amounts in the Closing Statement as to which the Shareholders have disagreed. The Reviewing Accountants will deliver to the Shareholders and Buyer, as promptly as practicable, but in no event later than thirty (30) days after submission to the firm of the disputed items, a report setting forth its adjustments, if any, to the Closing Statement and the calculations supporting such adjustments. This report will be final and binding upon the parties hereto and the Closing Statement, as adjusted pursuant to such report, will be final and binding on the parties hereto. The cost of the Reviewing Accountants' review and report shall be borne equally by the Shareholders and Buyer.

(d) Upon finalization of the Closing Statement, either upon acceptance by the Shareholders or, in the event of a dispute, upon agreement of the parties to the Agreement involved in the dispute or the determination by the Reviewing Accountants, if total assets minus total liabilities reflected on the Closing Statement ("Net Worth") is less than $2,250,000 (which Closing Statement Net Worth must be comprised of at least $1,000,000 of cash and an excess of current receivables over all payables of $1,250,000), then the Installment will be reduced by the difference between $2,250,000 and the Net Worth shown on the Closing Statement. Where GAAP allows alternatives for accounting for an item, the item will be presented in the manner that results in (i) the greater Net Worth and (ii) the alternative most compliant with the cash and current receivables components described above, provided that such GAAP alternative is consistent with the past practice of Unirez and industry standards. In addition, the Installment may also be reduced in accordance with Section 4.1 of the Agreement. If the difference exceeds the amount of the Installment, then the Installment will not be made and each Shareholder will pay promptly to Buyer such Shareholder's pro rata amount (based on such Shareholder's Shares sold relative to the total number of Shares sold pursuant to this Agreement) of the aggregate amount of the excess.

                                    EXHIBIT B

                            NONCOMPETITION AGREEMENT

     This Noncompetition Agreement (this "Agreement") dated as of October ___, 2003 (the "Effective Date") by and between Pegasus Solutions, Inc., a Delaware corporation ("Buyer"), and ________________, ("Seller", and together with Buyer, the "Parties" and each individually, a "Party").
RECITALS:
A. Pursuant to a Stock Purchase Agreement (the "Stock Purchase Agreement") dated October ___, 2003 by and among Buyer, Seller and certain other parties, Buyer is to acquire Seller's Shares of Unirez, Inc., a Texas corporation (the "Company").
B. Pursuant to the Stock Purchase Agreement, the Parties are required to execute and deliver this Agreement in connection with the closing of the purchase and sale of the Shares.
C.     Undefined  capitalized  terms  herein  are  defined in the Stock Purchase
Agreement.
NOW THEREFORE, the parties, intending to be legally bound, hereby agree as follows:
1. Acknowledgments by Seller. Seller acknowledges that (a) Seller is a stockholder, director [and employee] of the Company and, in such capacity, has occupied a position of trust and confidence with the Company prior to the date hereof and has become familiar with the Company's confidential information, (b) Buyer would not have entered into the Stock Purchase Agreement if Seller did not enter into this Agreement, and (c) Seller is receiving substantial benefits under the Stock Purchase Agreement.

2.     Restrictive  Covenants.

2.1 In consideration of the payment that Seller receives under the Stock Purchase Agreement, Seller hereby agrees that for a period of four (4) years from the Closing Date, Seller, directly or indirectly, alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent, independent contractor, investor or equity interest holder of, or lender to, any Person or business, will not:
 (a) engage in any business that is in competition with any business in which Buyer or any of its affiliates is engaged as described on Attachment B-1 hereto.
(b) solicit for employment or other similar relationship, any employee or then currently active independent contractor of Buyer or any of its affiliates.

2.2 Notwithstanding the foregoing, the beneficial ownership of less than 1% of the equity interests of any Person having a class of equity interests actively traded on a national securities exchange or over-the-counter market will not be deemed, in and of itself, to breach the prohibitions of this Section 2.
2.3 Notwithstanding the foregoing, the term of the restrictions contemplated herein shall be extended in the event of and by the length of any violation by Seller of Seller's obligations herein.
2.4 Seller agrees and acknowledges that the restrictions in this Section 2 are reasonable in scope and duration and are necessary to protect Buyer and its affiliates. Seller agrees and acknowledges that Buyer may, without notifying Seller, notify any subsequent employer or affiliated entity of Seller of Seller's rights and obligations under this Section 2.

2.5 To the extent permitted by law, if it should ever be held that any provision contained herein does not contain reasonable limitations as to time, geographical area or scope of activity to be restrained, then the court or other authority so holding shall at the request of the Buyer reform such provisions to the extent necessary to cause them to contain reasonable limitations as to time, geographical area, and scope of activity to be restrained and to give the maximum permissible effect to the intentions of the parties hereto set forth herein; and the court or other authority shall enforce such provisions as so reformed. If, notwithstanding the foregoing, any provision contained in this Agreement shall be held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically by the Buyer as a part hereof a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable, and the parties to this Agreement hereby agree to such provision.
3. Conflicts of Interest. Seller represents to Buyer as follows: (a) there are no restrictions, agreements or understandings, oral or written, to which Seller is a party or by which Seller is bound that prevent or make unlawful Seller's execution or performance of this Agreement, and (b) Seller is not, as of the Effective Date, in violation of this Agreement.

4.     Miscellaneous.

     4.1 Entire Agreement. This Agreement and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. Except as expressly contemplated hereby and except for Buyer's affiliates, each of which will be deemed a third party beneficiary of all obligations of Seller under this Agreement, there are no third party beneficiaries having rights under or with respect to this Agreement.

4.2 Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors.

4.3     Time.     Time  is  of  the essence in the performance of this Agreement

4.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

4.5 Governing Law. This Agreement and the performance of the Parties' obligations hereunder will be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of law principles. Each Party submits to the jurisdiction of any state or federal court sitting in Dallas, Texas, in any action arising out of or relating to this Agreement and agrees that all claims in respect of the action may be heard and determined in any such court.

4.6 Amendments and Waivers. No amendment, modification, replacement, termination, or cancellation of any provision of this Agreement will be valid, unless the same will be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

4.7 Remedies. If Seller is found to have breached any provision of this Agreement, then, in addition to all other remedies that may be available to the applicable Person, an amount of time equal to the period Seller was found to be in breach will be added to the time periods contemplated by this Agreement. The Parties agree and acknowledge that the breach of any provision of this Agreement will cause irreparable damage to Buyer and its affiliates and upon breach of any provision of this Agreement, Buyer and its affiliates will be entitled to injunctive relief, specific performance, or other equitable relief without bond or other security; provided, however, that the foregoing remedies will in no way limit any other remedies that Buyer or any of its affiliates may have. Buyer may, without notifying Seller, notify any subsequent employer or affiliated entity of Seller of Seller's rights and obligations under this Agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Noncompetition Agreement as of the date first above written.

                                       BUYER
                                       Pegasus  Solutions,  Inc.

                                       By:_______________________________
                                       Name:_____________________________
                                       Title:____________________________

                                       SELLER

                                       ___________________________________
                                       Name:___________________,  individually

                                 Attachment B-1

                          to Noncompetition Agreement
Central  Reservation  Services
Central Reservation Services is a range of services that include centralized reservation management technology, access to distribution channels, and business process outsourcing, such as call center services and data management services.

Representation  Services
A set of services for independent hotels and small chains that includes sales and marketing services, distribution channel connectivity, and voice services.

Distribution  Services
Distribution Services connects hotels and channels to manage and distribute hotel bookings between and among consumers, travel agents, third-party internet sites, GDSs, hotel central reservation systems, and hotel property management systems.
- ADS - connectivity from hotels to distributors for the purposes of checking availability and making bookings for hotels.
- GDS - connectivity from hotels to all GDSs for the purposes of checking availability and making bookings for hotels.
- Netbooker - engine and web interface that can be private labeled for a hotel or distributor for the purposes of checking availability and making bookings for hotels
- Merchant Engine - application that manages distribution and mark-up of merchant hotel transactions between distributors and hotels.
- PegsTour - application that manages distribution and mark-up of hotel allocation transactions between tour operators, wholesale distributors and hotels.
-     Hotelbook.com  -  consumer  website  for  booking  hotels

Financial  Services
- Pegasus Commission Processing - a travel agency membership service (focused on payees) that processes commissions and incentives from travel suppliers to agency payees
- Electronic Reconciliation and Tracking - a service that provides complete commission reconciliation, tracking and reporting services to assist agencies
- Global Commission Services - an outsourced commission payment service provided to suppliers (Payor focused) that makes payments to travel agencies
- PegsPay - an outsource service that processes and manages merchant net rate payments by paying hotels and other travel suppliers for net rate inventory; and paying incentives, revenue share, or commissions to multiple distribution partners/affiliates

Property  Management  Services
- Pegasus Central - web-based property management system that automates hotel front office management functions
- NovaPlus and GuestView - applications that automate hotel front office management functions

                                    Exhibit C

                              Disclosure Schedule

1.     Section  3.1(a)     Subject  to  compliance  with  right of first refusal
provisions  of  the  Shareholder  Agreement  (as  defined  in  Section  3.1(c)).

2.   Section  3.1(b)(ii)(B)     The  Shareholders  specifically  make  no
representations with respect to the application of any antitrust Law to the transactions contemplated by the Agreement.or Ancillary Documents.

3.     Section  3.1(b)(ii)(D)     Certain  of  Unirez's  hotel  reservation
agreements provide that the hotel Section 3.1(i) has the right to terminate the agreement in the event of a sale of Unirez.
4. Section 3.1(c) Englander Stock Purchase Agreement, dated December 20, 2002, provides for 250 shares to be acquired by Unirez with payment pursuant to promissory note (face amount of $474,000, payable over 24 months), secured by such 250 shares.

5.     Section 3.1(f)     Certain equipment is leased by Unirez and is not owned
by  Unirez.

6.     Section  3.1(g)     Unirez  licenses  certain  off-the-shelf or otherwise
commercially  available  software  pursuant  to  customary license arrangements.

7.     Section 3.1(i)(i)     Innpoints, Inc. and Lee's Inn, Inc. each have given
notice  of  their  intent  Section  3.1(n)     to  terminate  their  respective
reservation  agreement  with  Unirez  effective     November  2003.

8.     Section  3.1(i)(ii)     Unirez  has  certain "revenue sharing" agreements
with certain of its international representatives. Certain of the reservation agreements have customary indemnification clauses.

9.     Section  3.1(j)     Certain  customers  may not be current in the amounts
due  to  Unirez  for  services  provided  by  Unirez.

10.     Section 3.1(k)     Certain accounts receivable may be written off in the
ordinary  course  of  business.

11. Section 3.1(s) 401K Plan with ADP (one year waiting period with no employer match); Premium Only Plan (P.O.P. Section 125) with Ceridian (no cost for employees and shareholders do not participate); Medical Insurance PPO Plan with Humana Choice Care (PPO1-employee monthly contributions of $80.00; PPO2-employee monthly contributions of $60.00); Life Insurance Policy for $30,000.00 with Humana (at no cost for employee); Optional Dental and Extra Life Insurance with METlife (100% paid by employee); Optional Long Term Disability with METlife (employee monthly contributions of $1.00).

                    Amendment to the Stock Purchase Agreement

     Reference is made to that certain Stock Purchase Agreement (the "Agreement"), dated October 24, 2003, by and among Pegasus Solutions, Inc. ("Buyer") and each shareholder of Unirez, Inc. (each a "Shareholder" and collectively, the "Shareholders"). This Amendment to the Stock Purchase Agreement (this "Amendment"), dated as of November 14, 2003, is entered into by and among Buyer and the Shareholders. All terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, the Buyer and Shareholders desire to amend the Agreement solely as set forth below.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Closing Date. Notwithstanding any conflicting provisions in Section 1.1 of the Agreement or otherwise, Buyer and Shareholders agree that the Closing Date shall be December 1, 2003, subject to the satisfaction or waiver of all closing conditions set forth in the Agreement.
2. Payables. As it relates to Section (d) of Exhibit A of the Agreement, the term "all payables" refers to those payables that are included on the balance sheet of Unirez (in accordance with GAAP and consistent with past practice) as of the Closing Date.
3. Buyer Designee. Buyer may designate an affiliated entity to acquire any portion of the ownership interests of the Shareholders in Unirez.
4. Treatment as Asset Sale. Buyer and each Shareholder agree and acknowledge that Shareholders' sale of interests in Unirez to Buyer (including any Buyer designee) shall be treated as an asset sale for state sales tax purposes.
5. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

BUYER:                                    SHAREHOLDER:
Pegasus  Solutions,  Inc.

/s/ Ric L. Floyd                          /s/ William St. Angelo
--------------------------------          ----------------------------------
Print  Name: Ric L. Floyd          Print  Name:  William  St.  Angelo
Title:  EVP and General Counsel

SHAREHOLDER:                              SHAREHOLDER:

/s/ Robert Bayless                        /s/ Dwight W. Hendrickson
--------------------------------          -------------------------------------
Print  Name:  Robert  Bayless             Print  Name:  Dwight  W.  Hendrickson

SHAREHOLDER:                              SHAREHOLDER:

/s/ James R. Smith                        /s/ Rodney Wise
--------------------------------          -------------------------------------
Print  Name:  James  R.  Smith            Print  Name:  Rodney  Wise